Exhibit 10.5

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Agreement”) made this 1st day of November 2016, by and between Preferred Distribution, Inc. (herein called the “Landlord”) and Ecosciences, Inc. (herein called the “Tenant”).

WHEREAS, the Landlord desires to rent to the Tenant, and the Tenant desire to rent from the Landlord, the real property located in the City of Jericho, State of New York, described as follows: office space located at 420 Jericho Turnpike, Suite 110, Jericho, NY 11753 (the “Premises”) on the following terms and conditions.

1.	Rent. Tenant agrees to pay Landlord as rent the sum of $750.00 per month, due and payable monthly in advance on the first day of each month during the term of this agreement.

2.	Term. The term of this Agreement shall commence as of the date above and shall continue on a month-to-month basis until terminated pursuant to Section 3 of this Agreement.

3.	Termination. Either Landlord or Tenant may terminate this Agreement by providing 30 days’ prior notice to the other.

4.	Governing Law. This Agreement shall be governed by the laws of the State of New York.

5.	Submission to Jurisdiction. The parties hereby:

a.	Irrevocably consents and submits to the jurisdiction of any Federal, state, county or municipal court sitting in the State of New York in respect to any action or proceeding brought therein by Landlord against Tenant concerning any matters arising out of or in any way relating to this Lease;

b.	Irrevocably waives all objections as to venue and any and all rights it may have to seek a change of venue with respect to any such action or proceedings;

c.	Agrees that the laws of the State of New York shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New York; and

d.	Agrees that any final judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

e.	Tenant further agrees that any action or proceeding by Tenant against Landlord in respect to any matters arising out of or in any way relating to this Lease shall be brought only in the State of New York, County of New York. In furtherance of the foregoing, Tenant hereby agrees that its address for notices given by Landlord and service of process under this Lease shall be the Premises.

IN WITNESS WHEREOF, the parties have executed this Lease Agreement as of the date set forth above.

PREFERRED DISTRIBUTION, INC.
(as Landlord)

By:	/s/ Joel Falitz
Name:	Joel Falitz
Title:	President

ECOSCIENCES, INC.
(as Tenant)

By:	/s/ Joel Falitz
Name:	Joel Falitz
Title:	President, Chief Executive Officer